MOSS ADAMS LLP

CERTIFIED PUBLIC ACCOUNTANTS I BUSINESS CONSULTANTS

www.mossadams.com

April 2, 2007

T	480-444-3424
F	480-444-3423

Office of the Chief Accountant
PCAOB Letter File
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated March 30, 2007 of YP Corp. and are in agreement with the statements contained therein as it relate to Moss Adams LLP except for the statement regarding the actions taken by the Audit Committee of the Company’s Board of Directors for which we are not in a position to agree or disagree.

Respectfully,

/s/ Moss Adams, LLP
MOSS ADAMS, LLP

8950 East Raintree Drive, Suite 200
Scottsdale, AZ 85260